Exhibit 99.1

5995 Opus Parkway
Minnetonka, MN 55343
952.912.5500
952.912.5999 (Fax)
1.800.GKCARES www.gkservices.com

Press Release

FOR IMMEDIATE RELEASE: April 16, 2013

For Further Information:

At the Company:

Jeff Huebschen, Director, Investor Relations

952.912.5773

Jeff.Huebschen@gkservices.com

G&K Services Closes $100 Million Debt Private Placement

MINNEAPOLIS, MN, April 16, 2013 – G&K Services, Inc. (NASDAQ: GK) announced today that it has closed a private placement of $100 million of senior unsecured notes. The offering consisted of $50 million of 3.73% senior unsecured notes due April 15, 2023, and $50 million of 3.88% senior unsecured notes due April 15, 2025. The company intends to use the proceeds to pay down its revolving credit facility.

“We are pleased that we were able to complete this transaction, with terms that reflect G&K’s strong business performance,” said Jeffrey L. Wright, Executive Vice President and Chief Financial Officer. “This private placement allows us to convert a significant portion of the company’s debt from variable rate to fixed rate, locking-in attractive terms for the next decade. This supports our goal of maintaining a strong balance sheet and provides the company with significant financial flexibility to execute our business strategy.”

The senior unsecured notes will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration.

About G&K Services, Inc.

G&K Services, Inc. is a service-focused market leader of branded uniform and facility services programs in the United States, and is the largest such provider in Canada. Headquartered in Minneapolis, Minnesota, G&K Services has nearly 7,800 employees serving approximately 165,000 customers from 160 facilities in North America. G&K Services is a publicly held company traded over the NASDAQ Global Select Market under the symbol GK and is a component of the Standard & Poor’s SmallCap 600 Index. For more information on G&K Services, visit the company’s web site at www.gkservices.com.

Safe Harbor for Forward-Looking Statements

Statements made in this press release concerning the company’s intentions, expectations or predictions about future results or events are “forward-looking statements” within the meaning of The Private Securities Litigation Reform Act of 1995. These statements reflect the company’s current expectations or beliefs, and are subject to risks and uncertainties that could cause actual results or events to vary from stated expectations, which could be material and adverse. You are cautioned not to place undue reliance on these statements, and the company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Information concerning potential factors that could affect future financial results is included in the company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2012.